Exhibit 4.4

EXECUTION COPY

SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of December 31, 2011, between SANTANDER CONSUMER USA INC., an Illinois corporation (the “Company”) and the purchaser named on the signature page hereof (the “Participant”).

WHEREAS, the Company has adopted the 2011 Management Equity Compensation Plan (the “Management Equity Plan”);

WHEREAS, it is a condition to Participant’s participation in the Management Equity Plan that Participant purchase shares of the Company’s common stock, no par value (“Common Stock”), pursuant to a Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”);

WHEREAS, in connection with the foregoing, the Company and the Participant desire to establish in this Agreement certain terms and conditions concerning the Participant’s relationship with and investments in the Company.

NOW, THEREFORE, in consideration of the promises, covenants and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions.

The following capitalized terms used in this Agreement have the meanings assigned to them below:

“Acquired Shares” means, with respect to the Participant, the shares of Common Stock purchased by the Participant pursuant to its Subscription Agreement.

“Action” has the meaning assigned to such term in Section 8.12.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person. With respect to any Person, the term “Affiliate” shall include any investment funds, vehicles, holding companies or partnerships managed by such Person or any Affiliate of such Person, but shall exclude any portfolio company of such Person and any Person controlled by any such portfolio company. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble.

“Board” and “Board of Directors” means the Board of Directors of the Company.

“Bring-Along Buyer” has the meaning assigned to such term in Section 2.3(a).

“Bring-Along Contingent Acquisition Price Adjustment” has the meaning assigned to such term in the Primary Shareholders Agreement.

“Bring-Along Disposition Transaction” has the meaning assigned to such term in Section 2.3(a).

“Bring-Along Notice” has the meaning assigned to such term in Section 2.3(a).

“Bring-Along Right” has the meaning assigned to such term in Section 2.3(a).

“Bring-Along Shareholder” has the meaning assigned to such term in Section 2.3(a).

“Bring-Along Transaction Closing” has the meaning assigned to such term in Section 2.3(a).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Call Option” has the meaning assigned to such term in Section 4.1(b).

“Call Option Closing Date” has the meaning assigned to such term in Section 4.2(c).

“Call Option Notice” has the meaning assigned to such term in Section 4.2(c).

“Cause” means with respect to the Participant: (a) the Participant’s breach of any written agreement entered into with the Company or any of its affiliates, in any material respect; (b) the Participant’s gross negligence or willful, material malfeasance, misconduct or insubordination in connection with the performance of his or her duties; (c) the Participant’s willful refusal or recurring failure to carry out written directives or instructions of the Board that are consistent with the scope and nature of Participant’s duties and responsibilities; (d) the Participant’s willful repeated failure to adhere in any material respect to any material written Company policy or code of conduct; (e) the Participant’s willful misappropriation of a material business opportunity of the Company, including attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company; (f) the Participant’s willful misappropriation of any of the Company’s funds or material property; or (g) the Participant’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof, any other crime involving fraud or theft or any other crime with respect to which imprisonment is a possible punishment or the indictment (or its procedural equivalent) for a felony involving fraud or theft.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” has the meaning assigned to such term in the Preamble.

“Company” has the meaning assigned to such term in the Preamble.

“Competitor” means any person or entity (other than the Company or its Affiliates) that engages in the Sub-Prime/Below Prime Business.

“Confidential Information” means all information that is not generally known to the public (and including any information that is or becomes generally known to the public as a result of any breach of this Agreement or other unauthorized disclosure by the Participant), and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; products or services; costs; pricing; strategies; forecasts and long range plans; computer software, operating systems and applications; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; and all similar or related information.

“Designated Percentage” has the meaning assigned to such term in the Primary Shareholders Agreement.

“Disability” means and shall be deemed to have occurred if the Participant has been determined under the Company’s long-term disability plan as in effect from time to time to be eligible for long-term disability benefits. In the absence of the Participant’s participation in such a plan, “Disability” means that, in the Board’s sole judgment, the Participant is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

“Existing Shareholders” means the shareholders of the Company that are party to the Primary Shareholders Agreement.

“Fair Market Value” means the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, determined without regard to any discount for minority interest and transfer restrictions imposed on holders thereof; provided, however, that if the Common Stock is traded on any national securities exchange, the Fair Market Value shall mean the closing trading price on any given date.

“FINRA” means the United States Financial Industry Regulatory Authority.

“First Refusal Offer” has the meaning assigned to such term in Section 2.2(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Good Reason” means any of the following actions if taken without the Participant’s prior consent: (i) any material failure by the Company to pay the Participant his or her base salary; (ii) a substantial reduction or diminution in the Participant’s titles, responsibilities or duties except in accordance with the terms of any employment agreement entered into with the Participant; or (iii) any relocation of the Company’s principal place of business of 30 miles or more; provided that, in each case, not more than 30 days following the occurrence of such event the Participant provides written notice to the Company containing (x) such Participant’s belief that Good Reason exists, (y) a description of the circumstances believed to constitute Good Reason and (z) a description of the actions of the Company that the Participant believes are necessary to remedy such circumstances; provided further that if the circumstances may reasonably be remedied, the Company shall have 30 days to effect such remedy. If such circumstances are not remedied within that 30-day period, the Participant shall be permitted to terminate his or her service for Good Reason during the 30-day period that ends on the earlier of (x) the end of the Company’s 30-day cure period and (y) the delivery of written notice from the Company that it does not intend to cure such circumstances. In the event that the Participant does not terminate his or her service during such period, the Participant will be deemed to have accepted such circumstances and will no longer be permitted to resign for Good Reason. If the Company disputes the existence of Good Reason, the Participant shall have the burden of proof to establish that Good Reason does exist or that the circumstances that gave rise to Good Reason have not been cured.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Incidental Registration Statement” has the meaning assigned to such term in Section 3.1.

“Indemnified Party” has the meaning assigned to such term in Section 3.8(c).

“Indemnifying Party” has the meaning assigned to such term in Section 3.8(c).

“IPO” means the initial firm commitment underwritten offering of shares of Common Stock of the Company (or any successor to the Company or any other Person substantially all of the assets of which directly or indirectly consist of equity Securities of the Company or any successor to the Company) in a public offering (whether primary or secondary) pursuant to an effective registration statement under the Securities Act that results in (i) aggregate proceeds (without deducting underwriting discounts, expenses and commissions) to the Company or any such successor to or holding company for the Company and the selling shareholders of at least $250,000,000.00 and (ii) the shares of Common Stock of the Company (or any successor to or holding company for the Company or any other Person substantially all of the assets of which directly or indirectly consist of equity Securities of the Company or any successor to the Company) being listed on a national securities exchange or (b) any offering of shares of Common Stock of the Company (or any successor to the Company or any other Person substantially all of the assets of which, directly or indirectly, consist of equity securities of the Company or any successor to the Company) in connection with the exercise by Sponsor Auto Finance Holdings Series LP of its Demand Registration Rights (as defined in the Primary Shareholders Agreement).

“Joinder Agreement” has the meaning assigned to such term in Section 2.1(c).

“Lapse Date” has the meaning assigned to such term in Section 2.1(b).

“Law” means any Federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, hypothecation, security interest, restriction, claim, lien or encumbrance of any type whatsoever.

“Lock-Up Securities” has the meaning assigned to such term in Section 3.5.

“Losses” has the meaning assigned to such term in Section 3.8(a).

“Management Equity Plan” has the meaning assigned to such term in the Preamble.

“Material Transaction” has the meaning assigned to such term in Section 3.3.

“Note Documents” means the Promissory Note and any related certificates, instruments or other security documents.

“Notice of Offer” has the meaning assigned to such term in Section 2.2(a).

“Offer” has the meaning assigned to such term in Section 2.2(a).

“Offered Share Price” has the meaning assigned to such term in Section 2.2(a).

“Offered Shares” has the meaning assigned to such term in Section 2.2(a).

“Participant” has the meaning assigned to such term in the Preamble.

“Participant Piggyback Rights” has the meaning assigned to such term in Section 3.1.

“Participant Put/Call Option Price” has the meaning assigned to such term in Section 4.2(a).

“Participant Trust” means a trust, private foundation or custodianship, the beneficiaries of which may include only the Participant, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Permitted Liens” means Liens created under the Note Documents.

“Person” means an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Primary Shareholders Agreement” means the Shareholders Agreement, dated as of December 31, 2011, among the Company, Santander Holdings USA, Inc., DDFS LLC, Thomas G. Dundon, Sponsor Auto Finance Holdings Series LP and Banco Santander, S.A.

“Promissory Note” means the Promissory Note, dated as of December 31, 2011, between the Company and the Participant.

“Proposed Transferee” has the meaning assigned to such term in Section 2.2(a).

“Put Option” has the meaning assigned to such term in Section 4.1(a).

“Put Option Closing Date” has the meaning assigned to such term in Section 4.2(b).

“Put Option Notice” has the meaning assigned to such term in Section 4.2(b).

“Registrable Securities” means (a) the Acquired Shares owned by the Participant and any other Shares or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, Shares hereinafter acquired by the Participant, (b) other equity Securities of the Company beneficially owned by the Participant into which the Acquired Shares shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion and (c) any other Securities of the Company issued or issuable as a distribution with respect to or in exchange or replacement for or on exercise of any Shares or other Securities referred to in clause (a) or (b) of this definition. As to any particular Registrable Securities, once issued, such Securities shall cease to be Registrable Securities if (i) such Securities have been registered under the Securities Act, the

Registration Statement with respect to the sale of such Securities has become effective under the Securities Act and such Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Securities have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities laws then applicable, (iv) following an IPO, such securities may be sold without restriction under Rule 144(k) (or any similar provision then in force) under the Securities Act, or (v) such securities shall cease to be outstanding.

“Registration Expenses” shall mean all fees and expenses incident to the Company’s performance of or compliance with Article III, including all registration and filing fees and expenses (including Commission, stock exchange and FINRA fees), fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing, if any, of the securities to be registered on each securities exchange or national market system on which the Shares are then listed, fees and disbursements of counsel for the Company and the Participant and of the independent certified public accountants of the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities).

“Repayment Remedy” has the meaning assigned to such term in Section 5.3.

“Restricted Activities” has the meaning assigned to such term in Section 5.2.

“Rule 144” means Rule 144 (including Rule 144(k) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(a)(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Participants” has the meaning assigned to such term in Section 3.2.

“Selling Shareholders” has the meaning assigned to such term in Section 2.3(a).

“Shares” means the shares of Common Stock and any and all other capital stock or other equity Securities issued by the Company.

“Sub-Prime Business/Below Prime Business” means the business of acquiring from automobile dealers retail installment contracts originated in the United States whose obligors have on average, at origination, FICO scores of less than 660.

“Subscription Agreement” has the meaning assigned to such term in the Preamble.

“Suspension Period” has the meaning assigned to such term in Section 3.3.

“Transfer” of Securities means any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, in each case whether voluntary or involuntary or by operation of law or otherwise, other than an original issuance of Securities by the Company.

“Underwritten Offering” has the meaning assigned to such term in Section 3.2.

1.2. Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Any reference to “$” or “dollars” or “United States dollars” or “U.S. dollars” or “U.S.$” refers to the lawful currency of the United States of America. All references to articles and sections mean the articles and sections of this Agreement, except where otherwise stated. The title of and the article and section headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case as the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Each of the parties hereto participated in the preparation of this Agreement and consequently any rule of construction construing any provision against the drafter will not be applicable.

ARTICLE II

TRANSFERS OF SECURITIES

2.1. General; Certain Transfers.

(a) The provisions regarding Transfers of Shares contained in this Article II shall apply to all Shares now owned or hereafter acquired by the Participant, including Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion and acquisition of outstanding Shares from another Person and such provisions shall apply to any Shares obtained upon the exercise, exchange or conversion of any option, warrant or other derivative Security.

(b) The Participant shall not Transfer (or agree or contract to Transfer) all or any portion of the Shares held by the Participant to any Person prior to the later of (i) December 31, 2016 or (ii) the Company’s consummation of an IPO (the date which is the later of the dates referred to in the foregoing clause (i) or (ii), the “Lapse Date”). On and after the Lapse Date, the Participant may sell or otherwise dispose of all or any portion of the Shares held by Participant to any Person, subject to compliance with applicable laws and the terms of this Agreement. During the period commencing on December 31, 2016 through the consummation of an IPO, the Participant may only transfer Shares in compliance with Section 2.2.

(c) Notwithstanding clause (b) above, the Participant may, in compliance with the federal securities laws, transfer Shares to a Participant Trust, so long as such transfer is made expressly subject to this Agreement and that the trustee of such Participant Trust executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit A (a “Joinder Agreement”), pursuant to which such Participant Trust will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Participant hereunder; provided that it is expressly understood that if such Participant Trust at any point includes any Person other than the Participant, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted children) such that it fails to meet the definition thereof set forth in Section 1.1, such transfer shall no longer be deemed to be in compliance with this Agreement. Any Participant Trust that becomes a party to this Agreement pursuant to the foregoing shall be deemed, solely for purposes of this Agreement, to be the Participant.

(d) Prior to the Lapse Date, the Participant shall not, directly or indirectly, create, incur, issue, assume, suffer to exist or permit to become effective any

Lien upon any of their Shares, now owned or hereafter acquired, other than Permitted Liens.

2.2. Right of First Refusal on Transfers by the Participant.

Except pursuant to, or following the consummation of, an IPO, and except as provided in Section 2.3 and Article IV, the Participant shall not Transfer any Shares permitted to be transferred pursuant to Section 2.1(b) except in compliance with the following procedures set forth in this Section 2.2 (as well as the other applicable provisions of this Agreement):

(a) If the Participant shall receive a bona fide written offer (an “Offer”) from a Person (a “Proposed Transferee”) to purchase or otherwise Transfer all or a portion of the Shares then owned by it and it desires to accept the Offer, the Participant shall, before accepting the Offer, first deliver to the Company a written notice (the “Notice of Offer”), which shall be irrevocable for a period of 30 days after delivery thereof, offering (the “First Refusal Offer”) to the Company all (but not less than all) of the Shares proposed to be Transferred by the Participant (the “Offered Shares”) at the cash price (the “Offered Share Price”) and on the terms and conditions specified in the Offer (which Notice of Offer shall include all relevant terms and conditions of the Offer). The Participant shall also furnish to the Company such additional information in the Participant’s possession relating to the Offer as the Company may reasonably request. The Company shall have the right and option, at any time prior to the expiration of the 30 day period provided above, to elect to purchase all (but no fewer than all) of the Shares so offered at the price and on the terms stated in the Notice of Offer.

(b) If the Company accepts, by notice in writing to the Participant during the 30 days following delivery of the Notice of Offer, the First Refusal Offer, then (i) the Company shall be legally bound to purchase the Offered Shares and the Participant shall be legally bound to sell the Offered Shares to the Company and (ii) the Participant and the Company shall enter into agreement(s) reflecting the terms set forth in the Notice of Offer as soon as practicable thereafter. During the 30 days following delivery of the Notice of Offer, if the Company refuses or does not elect to purchase the Offered Shares at the Offered Share Price and on the terms and conditions specified in the Notice of Offer, the Participant shall have the right, for a period of 75 days thereafter, to Transfer all (but not less than all) the Offered Shares at a price per share not less than the Offered Share Price and on other terms no less favorable in the aggregate to the Participant than those specified in the Notice of Offer; provided, however, that such 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period). In the event that the Offered Shares are not so Transferred by the Participant on such terms during such 75 day period (as extended), the restrictions of this Section 2.2 shall again become applicable to any Transfer of Shares by the Participant.

(c) Transfers of Shares under the terms of this Section 2.2 shall be made at the offices of the Company on a mutually satisfactory Business Day within 15 days after the expiration of the time period provided for in Section 2.2(a); provided, however, if the Participant and the Company cannot agree on a mutually acceptable date, the closing of such Transfer shall occur on said 15th day; provided further, that the foregoing references to “15th day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th day (but in no event more than 90 days after the expiration of the time period provided for in Section 2.2(b), and if such consents from Governmental Authorities have not been received by such 90th day then the Company’s rights under Section 2.2(a) shall terminate with respect to the Shares covered by such Notice of Offer). Delivery of certificates or other instruments evidencing such Shares (if any), duly endorsed for Transfer and free and clear of all Liens, (other than those imposed by this Agreement), shall be made on such date against payment of the price therefor.

(d) The Company may assign any of its rights or obligations under this Section 2.2 to Sponsor Auto Finance Holdings Series LP or its designees.

2.3. Bring-Along Rights.

(a) Except pursuant to, or following the consummation of, an IPO, if any shareholder or group of shareholders of the Company holding more than the Designated Percentage of the issued and outstanding Shares of the Company (the “Selling Shareholders”) intend to effect a Transfer of all of such Selling Shareholders’ Shares to any Person (a “Bring-Along Buyer”), the Selling Shareholders shall have the right (the “Bring-Along Right”) to require the Participant (in such capacity, the “Bring-Along Shareholder”) to Transfer all of the Shares owned by the Participant to the Bring-Along Buyer (a “Bring-Along Disposition Transaction”). If the Selling Shareholders elect to exercise their Bring-Along Right, the Selling Shareholders shall deliver written notice (a “Bring-Along Notice”) to the Participant, which notice shall state (i) that the Selling Shareholders wish to exercise their Bring-Along Right with respect to such Transfer, (ii) the name and address of the Bring-Along Buyer, (iii) the amount and form of consideration the Selling Shareholders propose to receive for their Shares (and if such consideration consists in part or in whole of property other than cash, the Selling Shareholders will provide such information, to the extent reasonably available to such Selling Shareholders, relating to such non-cash consideration as each Bring-Along Shareholder may reasonably request in order to evaluate such non-cash consideration), (iv) the terms and conditions of payment of such consideration and all other material terms and conditions of such Transfer and (v) the anticipated time and place of the closing of such Transfer (a “Bring-Along Transaction Closing”). If such Bring-Along Transaction Closing does not occur prior to the expiration of the later of (x) 75 days following the delivery of such Bring-Along Notice, which 75 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed sale have been received (but in no event more than 90 days after the expiration of such 75 day period) and (y) the date which is 15 days following the final determination of the Bring-Along Contingent Acquisition Price Adjustment pursuant to Section 2.4(f) of the Primary Shareholders Agreement, the Participant shall be released from its obligations under this Section 2.3 with respect to such Bring-Along Notice. The Selling Shareholders shall also furnish to the Participant copies of all transaction documents relating to the Bring-Along Disposition promptly as the same become available and such additional information in the Selling Shareholders’ possession relating to the Bring-Along Disposition Transaction as the Participant may reasonably request.

(b) In connection with any Bring-Along Disposition Transaction, the Participant shall be required to Transfer all of the Shares owned by the Participant to the Bring-Along Buyer. The Participant, unless the Participant agrees otherwise, shall receive as consideration upon such sale or disposition for its Shares the same type of consideration and the same amount of consideration per share and on the same terms and conditions as are applicable to the Shares to be sold by the Selling Shareholders. The Participant shall agree to the same covenants, representations and warranties as the Selling Shareholders agree to in connection with the proposed sale; provided, however, that the Participant shall not be required to (i) agree to non-compete and non-solicitation provisions or (ii) make representations and warranties as to any other shareholder of the Company. In addition, to the extent requested by the Bring-Along Buyer, the Participant shall, on or prior to the Bring-Along Transaction Closing, deliver to the Bring-Along Buyer a consent of the Participant’s spouse, if any, in form and substance reasonably satisfactory to the Bring-Along Buyer, to the Transfer of the Shares pursuant to the Bring-Along Disposition Transaction. The Participant shall bear its pro rata share of the fees and expenses incurred by the Selling Shareholders in the Bring-Along Disposition Transaction based on the total number of Shares to be sold in the Bring-Along Disposition Transaction. To the extent the Participant is required to provide indemnification in connection with the Bring-Along Disposition Transaction, the monetary indemnification obligations of the Participant shall be several and not joint and no less favorable to the Participant than that resulting from pro rata indemnification among all shareholders of the Company which sell Shares in the Bring-Along Disposition Transaction based on the total number of Shares to be sold in the Bring-Along Disposition Transaction and in any event shall not exceed the proceeds received by the Participant in such Bring-Along Disposition Transaction; provided, however, that the foregoing limitation shall not apply in respect of any representations, warranties or covenants that are personal in nature to the Participant (e.g., title to shares being transferred).

(c) If any Bring-Along Disposition Transaction is structured as a merger, share exchange, consolidation or other sale of the Company, then the Participant shall consent to, vote in favor of or consent to and waive any dissenter rights, appraisal rights or other similar rights in connection with such Bring-Along Disposition Transaction.

(d) Each of the Selling Shareholders and the Bring-Along Buyer shall have the right, in their sole discretion, at all times prior to consummation of the proposed Transfer giving rise to the Bring-Along Right, to abandon or otherwise terminate such Transfer, and neither the Selling Shareholders nor the Bring-Along Buyer shall have any liability or obligation to the Participant with respect thereto by virtue of any such abandonment or termination.

ARTICLE III

REGISTRATION RIGHTS

3.1. Piggyback Registration.

Subject to Article II, if at any time following the consummation of an IPO or in connection with an IPO that involves, in whole or in part, a secondary offering of Shares, the Company intends to file a registration statement under the Securities Act covering a primary or secondary offering of any shares of Common Stock (other than any registration relating to any employee benefit or similar plan, any dividend reinvestment plan or any acquisition by the Company or pursuant to a registration statement filed in connection with an exchange offer) and Sponsor Auto Finance Holdings Series LP is selling shares of Common Stock in such offering, the Company shall give written notice to the Participant at least 15 days prior to the initial filing of a registration statement with the Commission pertaining thereto (an “Incidental Registration Statement”) informing the Participant of its intent to file such Incidental Registration Statement and of such Participant’s rights under this Section 3.1 to request the registration of the Registrable Securities held by the Participant (the “Participant Piggyback Rights”). Upon the written request of the Participant, made within 10 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by the Participant and the intended method of distribution thereof), the Company shall use reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Participant, to the extent required to permit the disposition of the Registrable Securities so requested to be registered, including, if necessary, by filing with the Commission a post-effective amendment or a supplement to the Incidental Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act or by any other rules and regulations thereunder. The Company may postpone or withdraw the filing or effectiveness of an Incidental Registration Statement at any time in its sole discretion.

3.2. Underwritten Offering; Priority.

If a registration pursuant to Section 3.1 involves an underwritten offering of the securities being registered (an “Underwritten Offering”), which securities are to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing under underwriting terms appropriate for such transaction, and the underwriter or the managing underwriter, as the case may be, of such Underwritten Offering shall inform the Company and the Participant, as applicable, that, in its opinion, the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a proposed price range without adversely affecting the distribution of the securities being offered, then the Company will include in such registration only the amount of Registrable Securities and other Securities that the Company is so advised can be sold in (or during the time of)

such offering within such price range; provided, however, that, the Company shall be required to include in such registration: first, all the Securities proposed to be sold pursuant to such Incidental Registration Statement by the Company; second, all the Securities proposed to be sold pursuant to such Incidental Registration Statement by the Existing Shareholders; and third, the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated pro rata among the Participant and any other participants in the Management Equity Plan (together, the “Selling Participants”) requesting registration, on the basis of the number of Registrable Securities requested to be included by all such Selling Participants.

3.3. Suspension of Resales.

The Company shall be entitled to (a) cause any Incidental Registration Statement to be withdrawn and its effectiveness terminated, (b) postpone amending or supplementing such Incidental Registration Statement or (c) suspend the use of the prospectus forming the part of any Incidental Registration Statement which has theretofore become effective, for up to 60 days (a “Suspension Period”), if, (A) there is any pending or contemplated material acquisition, corporate reorganization or other material matter involving the Company or there is any pending or contemplated financing by the Company (each, a “Material Transaction”) and (B) the CEO or CFO of the Company notifies in writing the holders of the Registrable Securities included in such registration statement and not previously sold thereunder that such officer has reasonably concluded that under such circumstances it would be in the Company’s best interest to suspend the use of such prospectus; provided, however, that the Company may not exercise its rights under this Section 3.3 more than once in any 12-month period and the duration of such suspension shall not exceed 60 days (unless the holders of a majority of the unsold Registrable Securities included in such Registration Statement and not previously sold thereunder consent in writing to a longer suspension). Upon notice by the Company to each holder of Registrable Securities included in any such Registration Statement and not previously sold thereunder of any such determination, such holder of Registrable Securities covenants that it shall keep the fact of any such notice strictly confidential, and, in the case of a Suspension Period pursuant to clause (ii) above, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Suspension Period set forth in such notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of such Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Suspension Period set forth in such notice (or until such Suspension Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in such holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

3.4. Registration Expenses.

The Company shall pay all Registration Expenses in connection with each registration pursuant to Section 3.1. The Participant shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of the Participant’s Registrable Securities pursuant to any Incidental Registration Statement in proportion to the respective value of the Participant’s Registrable Securities included in the Incidental Registration Statement.

3.5. Restrictions on Public Sale.

If requested by the Company, underwriter or managing underwriter in any Underwritten Offering of the Company’s securities, including an IPO, the Participant shall (i) agree not to, directly or indirectly, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or Transfer any Shares or any securities convertible into or exchangeable or exercisable for Shares, whether then owned or thereafter acquired by such holder or with respect to which the holder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Shares or other securities, in cash or otherwise (other than those securities included by such holder in the offering in question, if any), without the prior written consent of the Company or such underwriters, as the case may be, during customary periods before and after the date of sale of securities in connection with such Underwritten Offering and (ii) enter into and be bound by the same form of agreement for all such holders with respect to the foregoing as the Company or such underwriter or managing underwriter may reasonably request; provided, that any release of the holders of Registrable Securities from a “lock-up” agreement shall be made pro rata among all holders of Registrable Securities on the basis of the number of Registrable Securities owned by each such holder.

3.6. Obligations of the Participant.

(a) The Participant shall furnish to the Company such information regarding the Participant, the ownership of Registrable Securities by the Participant and the proposed distribution by the Participant of such Registrable Securities as the Company may from time to time reasonably request.

(b) Upon receipt of any notice of the Company of the happening of any event of the kind described in Section 3.3, the Participant shall forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until the Participant’s receipt of the copies of the supplemented or amended prospectus.

3.7. Free Writing Prospectuses.

The Participant shall not use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company. Notwithstanding the foregoing, the Participant may use any free writing prospectus prepared and distributed by the Company.

3.8. Indemnification and Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, the Participant and, as applicable, each of its trustees, stockholders, members, directors, managers, partners, officers and employees, and each Person who controls such holder, against all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) (collectively, “Losses”) caused by any untrue or alleged untrue statement of material fact contained in any Incidental Registration Statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Participant expressly for use therein or by the Participant’s failure to deliver a copy of the prospectus or preliminary prospectus, or any amendments or supplements thereto after the Company has furnished the Participant with a sufficient number of copies of the same. In connection with an Underwritten Offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of the Participant. The payments required by this Section 3.8 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred; provided, however, that if a final and non-appealable judicial determination shall be made that such Indemnified Party (as defined below) is not entitled to indemnification for any such Losses, such Indemnified Party shall repay to the Company the amount of such Losses for which the Company shall have paid or reimbursed such Indemnified Party.

(b) Indemnification by the Participant. In connection with any Incidental Registration Statement in which the Participant is participating, the Participant will furnish to the Company in writing such information relating to the Participant as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company and, as applicable, each of its directors, employees and officers and each Person who controls the Company against any Losses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus. In connection with any Underwritten Offering in which the Participant is participating, the Participant will indemnify such underwriters, their officers and directors and each Person who controls such underwriters to the same extent as provided above with respect to the indemnification of the Company.

(c) Procedure. Each party entitled to indemnification under this Section 3.8 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, so long as the counsel for the Indemnifying Party who is to conduct the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such participation if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, further, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not enter into any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 3.8 only to the extent that such failure to give notice shall materially prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (a) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (b) that includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) Contribution. If the indemnification provided for in this Section 3.8 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Section 3.8, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Participant agree that it would not be just and equitable if contribution pursuant to this Section 3.8 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 3.8. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Survival. The indemnification and contribution provisions in this Section 3.8 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

3.9. Termination of Registration Rights.

This Article III (other than Sections 3.4, 3.5 and 3.8) will terminate on the date on which all Securities subject to this Agreement cease to be Registrable Securities.

ARTICLE IV

PUT/CALL OPTIONS

4.1. Put and Call Rights.

(a) Subject to and in accordance with the procedures and provisions set forth in this Article IV, in the event Participant’s employment with the Company is terminated (i) by reason of the Participant’s death or (ii) by reason of the Participant’s Disability, the Participant shall have the right to require that the Company purchase from the Participant, for a period of 90 days following the date of such termination, its Shares in whole, but not in part, at the Participant Put/Call Option Price (the “Put Option”).

(b) Subject to and in accordance with the procedures and provisions set forth in this Article IV, (i) following the expiration of Participant’s employment with the Company or in the event the Participant’s employment with the Company is terminated for any reason or (ii) in the event the Participant breaches any provision of Article II or materially breaches any provision of Article V, the Company shall have the right to require that the Participant sell to the Company, at any time following such expiration or termination of employment or breach of this Agreement, its Shares in whole, but not in part, at the Participant Put/Call Option Price (the “Call Option”); provided, however, that solely in the case of Participant’s first material breach of any of the covenants set forth in Article V, in order for the Company to exercise its Call Option, the Company must first provide the Participant with written notice of the breach and a period of 10 days in order to cure such breach (to the extent that such violation may be cured).

4.2. Participant Put/Call Option Price, Put/Call Option Notice and Closing.

(a) The aggregate price to be paid for Shares being purchased pursuant to Sections 4.1(a) or 4.1(b) shall be equal to (x) the Fair Market Value multiplied by (y) (A) the number of Shares being purchased, divided by (B) the outstanding number of shares of Common Stock on the day immediately preceding the date of the Put Option Notice or Call Option Notice, as applicable (the “Participant Put/Call Option Price”), provided, however, that in the event that (i) the Participant’s employment with the Company was terminated by the Company for Cause or by the Participant without Good Reason or the Participant breached Articles II or V, and (ii) the Participant purchased any of its Shares at a price per Share less than the Participant Put/Call Option Price, the purchase price of such Shares shall be the price the Participant originally paid for such Shares.

(b) If the Participant desires to exercise its Put Option, it shall deliver written notice thereof to the Company during the applicable period specified in Section 4.1(a). Such notice (a “Put Option Notice”) shall set forth the number of Shares subject to the Put Option and a description of any consents, approvals or other conditions precedent to such closing known to the Participant. The closing of the purchase by the Company of Shares under this Article IV shall occur at 10:00 a.m. New York City time on the 15th Business Day from the date of the Put Option Notice or on a date prior to such date that is mutually agreeable to the Company and the Participant (the “Put Option Closing Date”); provided, however, that the foregoing references to “15th Business Day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th Business Day. The sale rights in Section 4.1(a) may only be exercised for 100% of the Shares then beneficially owned by the Participant.

(c) If the Company desires to exercise its Call Option, it shall deliver written notice thereof to the Participant. Such notice (an “Call Option Notice”) shall set forth the number of Shares subject to the call, the proposed date for closing such sale and a description of any consents, approvals or other conditions precedent to such closing known to the Company. The closing of the purchase by the Company of Shares under this Article IV shall occur at 10:00 a.m. New York City time on the 15th Business Day from the date of the Put Option Notice or on a date prior to such date that is mutually agreeable to the Company and the Participant (the “Call Option Closing Date”); provided, however, that the foregoing references to “15th Business Day” shall mean such later day on which all necessary consents from applicable Governmental Authorities to such sale have been received if any such required consents were not received prior to such 15th Business Day. The purchase rights in Section 4.1(b) may only be exercised for 100% of the Shares then beneficially owned by the Participant.

(d) Transfers of Shares under the terms of this Article IV shall be made at the offices of the Company on the Put Option Closing Date or Call Option Closing Date, as applicable. In connection with any purchase and sale of Shares pursuant to this Article IV, the Participant shall deliver to the Company on or before the Put Option Closing Date or Call Option Closing Date, as applicable, (i) certificates representing the number of Shares to be purchased and sold on such date, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Liens and (ii) a consent of the Participant’s spouse, if any, in form and substance reasonably satisfactory to the Company, to the Transfer of the Shares subject to the Put Option or the Call Option, as applicable. The Participant shall also deliver a certificate which shall contain customary representations and warranties to the effect of the following: (i) the Participant has full power, right and authority to transfer the Shares to be transferred by it, (ii) such transfer will not conflict with, or result in a violation or breach of, any Law or judgment applicable to the Participant, (iii) no notice to, registration, declaration or filing with, review by, or authorization, consent, order, waiver, authorization or approval of any Governmental Authority is necessary on the part of the Participant for the consummation of such purchase and sale, (iv) upon delivery of the Shares, the Company will acquire all of the rights of the Participant in such Shares and will acquire its interest in such Shares free of any “adverse claim” (as defined in Section 8-102 of the Uniform Commercial Code) and (v) delivery of such Shares to the Company will pass title to such Shares free and clear of any Liens.

(e) The Company may revoke its election to exercise the Call Option by providing written notice thereof to the Participant if the closing of the purchase by the Company of the Participant’s Shares does not occur within 15 days after the date of the Call Option Notice, which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period). The Participant may revoke its election to exercise the Put Option by providing written notice thereof to the Company if the closing of the purchase by the Company of the Participant’s Shares does not occur within 15 days after the date of the Put Option Notice, which 15 day period shall be extended until all necessary consents from applicable Governmental Authorities to the proposed purchase have been received (but in no event more than 90 days after the expiration of such 15 day period).

(f) Each of the parties to this Agreement shall use commercially reasonable efforts to secure any necessary consent from applicable Governmental Authorities and to comply with any applicable Law necessary in connection with the exercise of a Put Option or Call Option.

4.3. Termination of Put and Call Rights

This Article IV shall terminate and be of no further force and effect from and after the Lapse Date.

ARTICLE V

RESTRICTIVE COVENANTS

5.1. Confidentiality.

The Participant acknowledges and agrees that during his or her employment with the Company and upon execution and delivery of this Agreement the Participant has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to the Company. Accordingly, the Participant acknowledges and agrees that at all times during his employment by the Company and thereafter:

(a) all Confidential Information shall remain and be the sole and exclusive property of the Company;

(b) the Participant will protect and safeguard all Confidential Information;

(c) the Participant will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Company, to the extent necessary for the proper performance of his or her responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(d) if the Participant believes he or she is compelled by law or valid legal process to disclose or divulge any Confidential Information, he or she will notify the Company in writing within 24 hours after receipt of legal process or other writing that causes him or her to form such a belief, or as soon as practicable if he or she receives less than 24 hours’ notice, so that the Company may defend, limit, or otherwise protect its interests against such disclosure; and

(e) at the end of his or her employment with the Company for any reason or at the request of the Company at any time, the Participant will return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic.

5.2. Non-Compete.

While performing services for the Company and for 12 months thereafter, the Participant agrees that he or she shall not engage in any of the following activities (the “Restricted Activities”):

(a) whether on his or her own behalf or on behalf of any other Person, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any Person who is then employed by the Company or its Affiliates (or has been employed by the Company or its Affiliates in the 12 months preceding the Participant’s separation from service with the Company) to leave that employment or cease performing those services or offer employment to or hire any such Person;

(b) whether on his or her own behalf or on behalf of any other Person, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a consultant, independent contractor, customer, supplier, or vendor of the Company or any of its Affiliates to cease being a consultant, independent contractor, customer, supplier, or vendor of the Company or any of its Affiliates or to encourage to cease work or divert all or any part of such person’s or entity’s business from the Company or any of its Affiliates; and

(c) associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of the Company or any of its Affiliates in any region of the United States in which the Company, as of the date of the Participant’s separation from service with the Company, engaged in the Sub-Prime/Below Prime Business. This restriction extends to the performance by the Participant, directly or indirectly, of the same or similar activities the Participant has performed for the Company or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.

5.3. Remedies.

In the event that the Participant materially breaches any of the covenants set forth in this Article V, in addition to all other remedies that may be available to the Company, the Participant will be required to pay to the Company any amounts actually paid by the Company to the Participant in respect of any repurchase by the Company of any Shares of the Participant, minus the amount otherwise payable if the Company had called the Shares as a result of such violation (such payment obligation, the “Repayment Remedy”); provided, however, that solely in the case of Participant’s first material breach of any of the covenants set forth in this Article V, in order for the Company to exercise the Repayment Remedy, the Company must first provide the Participant with written notice of the breach and a period of 10 days in order to cure such breach (to the extent that such violation may be cured).

ARTICLE VI

SECURITIES LAW COMPLIANCE; LEGENDS

6.1. Restrictive Legends.

Each certificate representing the Shares subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following terms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

6.2. Removal of Legends.

Notwithstanding the foregoing provisions of this Article VI, the restrictions imposed by Section 6.1 upon the transferability of the Shares shall cease and terminate when (i) such Shares are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement under the Securities Act or (ii) the holder of such Shares has met the requirement of Transfer of such Shares pursuant to subparagraph (b)(1) of Rule 144. Whenever the restrictions imposed by the legend set forth in Section 6.1 shall terminate as to any Shares, as herein provided, the holder of such Shares shall, upon furnishing the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the restrictions imposed by the legend set forth in Section 6.1 have terminated as to such Shares, be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 6.1 and not containing any other reference to the restrictions imposed by the legend set forth in Section 6.1.

6.3. Additional Legend.

(a) Each certificate evidencing Shares and each certificate issued in exchange for or upon the Transfer of any Shares (if such shares remain Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT. THE TERMS OF SUCH SHAREHOLDERS AGREEMENT INCLUDES, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS.”

(b) The Company shall imprint such legends on certificates evidencing shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any Shares of any shareholder when Transfers of Shares by such shareholder are no longer subject to any restrictions under this Agreement.

ARTICLE VII

AMENDMENT; WAIVERS; TERMINATION

7.1. Amendment.

Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of the Company and the Participant.

7.2. Waivers; Extensions.

No course of dealing between the Company and the Participant or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.3. Termination.

The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the dissolution, liquidation or winding-up of the Company, (b) the written approval of such termination by the Company and the Participant and (c) the date on which the Participant is no longer a shareholder in the Company or a holder of options to purchase Common Stock.

ARTICLE VIII

MISCELLANEOUS

8.1. Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.2. Entire Agreement.

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, whether written or oral, which may relate to the subject matter hereof or thereof in any way. Other than this Agreement, and the other agreements referred to herein and to be executed and delivered in connection herewith, there are no other agreements continuing in effect relating to the subject matter hereof.

8.3. Successors and Assigns.

Except as expressly permitted herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Participant.

8.4. Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile or other electronic counterpart signatures to this Agreement shall be acceptable and binding.

8.5. Remedies.

(a) Each party hereto shall have all rights and remedies reserved for such party pursuant to this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

(c) Each party hereto acknowledges that the other parties would be irreparably damaged in the event of a breach or a threatened breach by such party of any of its obligations under this Agreement. As a consequence, each party hereto agrees that, in the event of a breach or a threatened breach by any party of any obligation hereunder, any other party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting it specific performance by such shareholder of its obligations under this Agreement.

8.6. Notices.

(a) All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier or other electronic delivery, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)	if to the Company, to:

Santander Consumer USA Inc.

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

With a copy (which copy shall not constitute notice) to each of:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Joel F. Herold, Esq.

Facsimile: (212) 474-3700

(ii)	if to the Participant, to:

Santander Consumer USA Inc.

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

Attention: Matthew Fitzgerald

(b) Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier or other electronic delivery, (ii) on the first Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iii) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

8.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF (A) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 8.7. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8. Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents, not inconsistent herewith, as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

8.9. Representations and Warranties of the Participant.

The Participant represents and warrants to the Company that, as of the time the Participant becomes a party to this Agreement:

(a) this Agreement (or the separate Joinder Agreement executed by the Participant) has been duly and validly executed and delivered by the Participant and this Agreement constitutes a legal and binding obligation of the Participant, enforceable against the Participant in accordance with its terms; and

(b) the execution, delivery and performance by the Participant of this Agreement and the consummation by the Participant of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Participant is a party or by which the Participant is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the Participant’s ability to perform its obligations hereunder.

8.10. Brokers.

The Participant represents and warrants to the Company that, as of the time the Participant becomes a party to this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Participant or its Affiliates that is entitled to any fee or commission from the Company or any Affiliate of the Company.

8.11. No Third Party Reliance.

Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Participant to enter into this Agreement (and the Company acknowledges that the Participant has expressly relied thereon) and (b) are solely for the benefit of the Participant. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, except that the provisions of Section 2.2(d) shall inure to the benefit of the persons referred to in such section.

(a) Upon the receipt of any cash dividend, distribution or other release of any cash proceeds or other amounts from the Company to the Participant, the Participant shall make all payments required to be made to the Company under the Promissory Note. The Company may remit dividends, distributions and other amounts payable in respect of shares of Common Stock held by the Participant so that such funds can be applied on behalf of the Participant to any amounts then payable by the Participant to the Company or any of its Affiliates pursuant to the Promissory Note.

(b) The Company may set-off, deduct and withhold from any amounts due to the Participant upon a purchase of Shares pursuant to Article IV any amounts then payable by the Participant to the Company or any of its Affiliates pursuant to the Promissory Note. The Company may apply such funds on behalf of the Participant to any amounts then payable by the Participant to the Company or any of its Affiliates pursuant to the Promissory Note.

8.12. Certain Waivers.

The Participant agrees that it shall not, and shall cause each of its Affiliates not to, and hereby waives any right to, bring or participate in (either as claimant or counterclaimant) any claim, suit, action, arbitration, complaint, charge, investigation or proceeding (each an “Action”) either on its own behalf or by or in the right of the Company, against any person who is or was serving as a director of the Company or an Affiliate of the Company, for actions taken or omitted to be taken by such director in connection with any Board Reserved Matters or Shareholder Reserved Matters (each as defined in the Primary Shareholders Agreement) and (b) any Outside Activities (as defined in the Primary Shareholders Agreement) (including the income or profits derived from any Outside Activities), including without limitation in each clause (a) and (b) any claims based upon breaches or alleged breaches of fiduciary duties under applicable state law. The foregoing shall not limit the ability of the Participant to bring an Action to enforce its express rights under this Agreement.

[Signature Page Follows]

IT WITNESS WHEREOF, the parties hereto have caused this Shareholders Agreement to be executed in counterparts as of the day and year first above written.

SANTANDER CONSUMER USA INC.

By:	/s/ Eldridge Burns
Name: Eldridge Burns
Title: Chief Legal Officer/Secretary

PARTICIPANT

By:	/s/ Matt Fitzgerald
Name: Matt Fitzgerald

EXHIBIT A

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement dated as of [•] (this “Agreement”), pursuant to the Shareholders Agreement dated as of December 31, 2011 (as amended or otherwise modified from time to time, the “Shareholders Agreement”), among Santander Consumer USA Inc., an Illinois corporation (the “Company”) and Matthew Fitzgerald, an individual (the “Participant”). Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Shareholders Agreement.

By executing and delivering this Agreement to the Company, the undersigned hereby agrees as follows:

1. The undersigned (the “New Shareholder”), is hereby made a party to the Shareholders Agreement, and the New Shareholder hereby agrees to be bound by and obligated to comply with all the terms and provisions of the Shareholders Agreement, as a Shareholder thereunder.

2. The New Shareholder represents and warrants to the Company and the other Shareholders that:

a.	this Agreement has been duly and validly executed and delivered by such New Shareholder and this Agreement and the Shareholders Agreement constitute legal and binding obligations of such New Shareholder, enforceable against such New Shareholder in accordance with its terms;

b.	the execution and delivery by such New Shareholder of this Agreement and performance by such New Shareholder of this Agreement and the Shareholders Agreement and the consummation by such New Shareholder of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both (A) violate any Law applicable to it, or (B) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the New Shareholder is a party or by which the New Shareholder is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the New Shareholder’s ability to perform its obligations hereunder and thereunder; and

c.	there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such New Shareholder or its Affiliates that is entitled to any fee or commission from the Company or any Subsidiary of the Company

3. All references in the Shareholders Agreement to “Participant” shall be deemed to include the New Shareholder.

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4. The New Shareholder acknowledges and agrees that, in the event that it acquired its Shares from the Participant, except as expressly set forth in the Shareholders Agreement, it shall not have any of the rights or privileges of the applicable Transferor under this Agreement but will be bound by and obligated to comply with the terms and provisions of this Agreement as if it were the Transferor.

5. All of the terms and conditions of the Shareholders Agreement are unmodified and shall continue in full force and effect and shall be binding upon the New Shareholder and its assigns in accordance with the terms thereof.

IN WITNESS WHEREOF, the New Shareholder has executed this Agreement as of the date first above written.

[NEW SHAREHOLDER]

By:

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